EXHIBIT 5.1

[Letterhead of Community Health Systems, Inc.]

Community Health Systems, Inc.
4000 Meridian Boulevard
Franklin, Tennessee 37067

December 10, 2009

RE:           Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary for Community Health Systems, Inc., a Delaware corporation (the “Company”).  I am delivering this opinion in connection with the registration on Form S-3 (the “Form S-3”) of an aggregate of 166,886 shares of common stock, par value $0.01 per share, of the Company (the “Shares”).  The Shares were purchased on behalf of participants in the CHS Retirement Savings Plan or the CHS Spokane 401(k) Plan and are the subject of a rescission offer being conducted by the Company.  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on my part except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as I have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, I have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies.  As to various questions of fact relevant to the opinion expressed herein, I have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the issuance of the Shares has been duly authorized and that such Shares, when issued, paid for and delivered, were legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Form S-3 and the reference to me under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the “GCLD”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the GCLD and the Delaware Constitution.  The opinion expressed herein is given as of the date hereof, and I undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason.

The opinion expressed herein is solely in connection with the Form S-3 and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without my prior written consent.

Very truly yours,

/s/ Rachel A. Seifert
Rachel A. Seifert
Senior Vice President, General Counsel and Secretary